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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The weighted average number of common and common share equivalents on a primary basis is as follows:




                                                             For the Three Months Ended            For the Six Months Ended
                                                           June 29, 1996      June 30, 1995     June 29, 1996    June 30, 1995
                                                           -------------      -------------     -------------    -------------
Weighted average common shares outstanding                  10,355,135          10,563,356        10,463,192       10,564,389

Shares issued from assumed exercise of
    incentive stock options                                    265,001                 -0-           242,859              -0-

Shares issued from assumed exercise of
    nonqualified stock options(1)                              110,950              90,773            85,361          102,643
                                                           -----------        ------------       -----------      -----------

Weighted average number of shares
    outstanding, as adjusted                                10,731,086          10,654,129        10,791,412       10,667,032
                                                           ===========        ============       ===========      ===========



Income (Loss) from Continuing Operations                   $   (94,000)       $    360,000       $ 1,185,000      $ 2,888,000
                                                           -----------        ------------       -----------      -----------
Income from Discontinued Operations                          2,441,000             686,000         3,410,000          791,000
                                                           -----------        ------------       -----------      -----------
Extraordinary Loss                                                  --                  --           527,000               --
                                                           -----------        ------------       -----------      -----------
    Net Income                                               2,347,000           1,046,000         4,068,000        3,679,000
    Preferred Dividends                                         41,000                  --            43,000               --
                                                           -----------        ------------       -----------      -----------
Earnings Applicable to Common Stock                        $ 2,306,000        $  1,046,000         4,025,000        3,679,000
                                                           ===========        ============       ===========      ===========

Earnings (Loss) per share
    Continuing Operations                                  $      (.01)       $        .03       $       .11      $       .27
    Discontinued Operations                                        .22                 .07               .31              .07
    Extraordinary Item                                                                                  (.05)
                                                           -----------        ------------       -----------      -----------
        Total                                              $       .21        $        .10       $       .37      $       .34
                                                           ===========        ============       ===========      ===========



(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.